Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports Second Quarter 2010 Financial Results

LINCOLNSHIRE, Illinois - (August 12, 2010) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced its financial results for the second quarter of 2010.

The Company’s cash and cash equivalents as of June 30, 2010 were approximately $46.4 million.  BioSante incurred a net loss of approximately $10.8 million or ($0.17) per share for the quarter ended June 30, 2010, compared to a net loss of $4.6 million or ($0.17) per share for the same period in 2009. This increase in net loss was primarily a result of the expanded recruitment and conduct of the LibiGel® Phase III clinical development program. As a result of this focus on LibiGel development and the Company’s planned acceleration of the LibiGel program, research and development expenses increased to $8.7 million and $18.1 million for the three and six month periods ended June 30, 2010 from $3.5 million and $6.6 million for the three and six month periods ended June 30, 2009.

“With more than $46 million in cash, we are aggressively recruiting, screening and enrolling new subjects in all three LibiGel Phase III clinical studies,” stated Stephen M. Simes, president and chief executive officer of BioSante. “More than 2,000 women have been enrolled in the LibiGel cardiovascular and breast cancer safety study, and we expect to enroll our 2,500th subject early in the fourth quarter of this year. That important event will trigger the first statistical analysis by the independent DMC (data monitoring committee) to determine whether enrollment in the safety study is sufficient and complete, or if additional subjects must continue to be enrolled in order to demonstrate statistically the relative safety of LibiGel.  The maximum number of subjects as per protocol is 4,000 women.  We continue to target the submission of the LibiGel NDA (New Drug Application) by late 2011.”

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health and oncology.  BioSante’s lead products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD) which is in Phase III clinical development under a U.S. Food and Drug Administration (FDA) Special Protocol Assessment, and Elestrin™ (estradiol gel) for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, which is marketed in the U.S. by Azur Pharma, BioSante’s licensee.  BioSante also is developing a portfolio of cancer vaccines (GVAX), three of which have been granted orphan drug designation, and are currently in several Phase II clinical trials.  Other products in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, licensed to Teva Pharmaceuticals and an oral contraceptive in Phase II clinical development using BioSante patented technology.  The company also is developing its calcium phosphate technology (CaP) for aesthetic medicine (BioLook™), among other uses, as well as seeking opportunities for its 2A/Furin and other technologies.  Additional information is available online at: www.biosantepharma.com.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about BioSante’s plans, objectives, expectations and intentions with respect to future operations and products, the timing of anticipated regulatory submissions and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause BioSante’s actual results to be materially different than those expressed in or implied by BioSante’s forward-looking statements.  For BioSante, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees; the success of clinical testing; and BioSante’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect BioSante’s actual results are described in BioSante’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.  All forward-looking statements in this news release speak only as of the date of this news release.  BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
For Media:
McKinney/Chicago
Alan Zachary
(312) 944-6784 ext. 316; azachary@mckinneychicago.com
For Investors:
The Trout Group LLC
Tricia Swanson
(646) 378-2953; tswanson@troutgroup.com